EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002



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                                                                THREE MONTHS            NINE MONTHS
                                                                    ENDED                   ENDED
                                                              SEPTEMBER 30, 2002      SEPTEMBER 30, 2002
                                                              ------------------      ------------------
                                                                   (000'S, EXCEPT SHARE DATA)


NUMERATOR:
        Net income                                               $     6,509              $    18,624
        Less preferred stock dividends                                    --                       10
                                                                 -----------              -----------

        Net income for basic and diluted earnings
          per common share - net income available
          to common stockholders                                 $     6,509              $    18,614
                                                                 ===========              ===========

DENOMINATOR:
        Denominator for basic earnings per common
           share - weighted average shares                        18,430,819               18,395,793

        Effects of dilutive securities:
         Director and employee stock options                         628,202                  575,903
                                                                 -----------              -----------

        Total effects of dilutive securities                         628,202                  575,903
                                                                 -----------              -----------

        Denominator for diluted earnings per common
           share - adjusted weighted average shares               19,059,021               18,971,696
                                                                 ===========              ===========

        Basic earnings per common share                          $      0.35              $      1.01
                                                                 ===========              ===========
        Diluted earnings per common share                        $      0.34              $      0.98
                                                                 ===========              ===========


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